EXHIBIT 99.1
DIRECTOR COMPENSATION
The compensation of our directors is established by our nominating and corporate governance committee based on market practice information provided by our independent compensation consultant Willis Towers Watson. This compensation is periodically reviewed with respect to cash retainers, meeting fees and equity incentives. The following table sets forth information for the fiscal year ended December 31, 2017, regarding the compensation of our directors who are not also named executive officers.
Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
Dr. Sue Bailey	$82,000	$250,000	$—	$332,000
Zsolt Harsanyi, Ph.D.	$104,000	$250,000	$—	$354,000
Jerome Hauer, , Ph.D.	$96,500	$250,000	$—	$346,500
General George Joulwan	$88,000	$250,000	$—	$338,000
Ronald B. Richard	$132,500	$250,000	$—	$382,500
Louis W. Sullivan, M.D.	$96,500	$250,000	$—	$346,500
Kathryn Zoon, Ph.D.	$79,000	$250,000	$—	$329,000
(1) The amounts in the “Stock Awards” column reflect the grant date fair value of equity awards granted to the directors named in the table above for the fiscal year ended December 31, 2017, calculated in accordance with SEC rules.

Under our director compensation program, non-employee directors receive the compensation set forth in the table below. We also reimburse our non-employee directors for out-of-pocket expenses incurred in connection with attending our Board and committee meetings.
Element	Program 2017 and 2018
Annual Retainer	$ 55,000
Lead Director Additional Retainer	$ 30,000
Board Meeting Fees	None
Committee Meeting Fees	None
Committee Chair Additional Retainer	$25,000 – Audit, Strategic Operations(1) $17,500 – Other(2)
Committee Member Additional Retainer	$15,000 – Audit, Strategic Operations(3) $9,000 – Other(2)
Annual Equity Awards	$250,000 in RSUs per director
Initial Election Equity Awards(4)	$375,000 in RSUs per director
(1)	Chair of the Strategic Operations Committee (Fuad El-Hibri) does not receive a retainer.
(2)	Other includes: Compensation, Nominating and Corporate Governance, and Scientific Review Committees.
(3)	Employee Directors (Fuad El-Hibri and Dan Abdun-Nabi) do not receive additional cash retainers for service on the Strategic Operations Committee.
(4)	Initial election equity award values are inclusive of the annual equity award.